Exhibit 99.4(tt)

AMENDMENT TO PRINCIPAL UNDERWRITING CONTRACT

This Amendment is made as of June 11, 2021 (the “Amendment”) between PACE Select Advisors Trust (the “Trust”) and UBS Asset Management (US) Inc. (“UBS AM (US)”).

WHEREAS, the Trust (under its former name, PaineWebber PACE Select Advisors Trust) and UBS AM (US) (under its former name, Brinson Advisors, Inc.) have entered into a Principal Underwriting Contract dated as of July 24, 2001, as may be amended from time to time (the “Contract”); and

WHEREAS, the Trust’s Board of Trustees has approved the addition of a new class of shares for certain series of the Trust (“Class P2”), and the parties desire to add reference to Class P2 Shares and make certain other changes to the Contract as set forth below;

NOW THEREFORE, the Contract is hereby amended as follows:

1.	All references to “PaineWebber PACE Select Advisors Trust” are hereby deleted and replaced with “PACE Select Advisors Trust.”

2.	All references to “Brinson Advisors, Inc.” and “Brinson Advisors” are hereby deleted and replaced with “UBS Asset Management (US) Inc.” and “UBS AM (US)”, respectively.

3.	All references to “Class B shares,” “Class C Shares,” the “Class B Plan” and the “Class C Plan” are hereby deleted.

4.	The first and second preambles in the Contract are hereby deleted and replaced with the following:

“WHEREAS the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and currently offers distinct series of shares of beneficial interest (“Series”), which correspond to distinct portfolios and for which the Fund’s board of trustees (“Board”) has established shares of beneficial interest as Class A shares, Class P shares, Class Y shares and/or Class P2 shares (referred to collectively as “Shares”); and

WHEREAS the Fund desires to retain UBS AM (US) as principal underwriter in connection with the offering and sale of the Shares of the above-referenced Series and of such other Series as may hereafter be designated by the Board and have one or more classes of Class A shares, Class P shares, Class Y shares and/or Class P2 shares established and has adopted a separate Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act for its Class A shares (“Class A Plan”); and”

Except as specifically modified by this Amendment, all terms and conditions of the Contract shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

UBS Asset Management (US) Inc.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title	Executive Director and Deputy General Counsel

By:	/s/ Eric Sanders
Name:	Eric Sanders
Title	Director and Associate General Counsel

PACE Select Advisors Trust

By:	/s/ Joanne M. Kilkeary
Name:	Joanne M. Kilkeary
Title	Treasurer

By:	/s/ Rose Ann Bubloski
Name:	Rose Ann Bubloski
Title	Assistant Treasurer

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